BIO-REFERENCE LABORATORIES, INC.
                            481 EDWARD H. ROSS DRIVE
                         ELMWOOD PARK, NEW JERSEY 07407
                                  201-791-2600

                                   ----------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  JUNE 13, 2002

                                   ----------

     The annual meeting of the stockholders of Bio-Reference Laboratories, Inc. (the "Company") will be held at the Sheraton Crossroads Hotel, Crossroads Corporate Center, Route 17 North, Mahwah, New Jersey 07495-0001, on Thursday, June 13, 2002 at 9:00 A.M. local time, for the following purposes:

     1. To elect two directors to the Company's Board of Directors, each to serve for a term of three years and until his successor is duly elected and qualified (Proposal One).

     2. To transact such other business as may properly be brought before the meeting or any adjournment thereof.

     Pursuant to the provisions of the By-Laws, the Board of Directors has fixed the close of business on Friday, May 10, 2002 as the record date for determining the stockholders of the Company entitled to notice of, and to vote at the meeting or any adjournment thereof.

     Stockholders who do not expect to be present in person at the meeting are urged to date and sign the enclosed proxy and promptly mail it in the accompanying postage-paid envelope.


                                       By Order of the Board of Directors



                                       Marc D. Grodman
                                       PRESIDENT


Dated: May 10, 2002




     PLEASE COMPLETE AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE. THIS WILL NOT PREVENT YOU FROM VOTING IN PERSON AT THE MEETING BUT WILL, HOWEVER, HELP TO ASSURE A QUORUM AND AVOID ADDED PROXY SOLICITATION COSTS.

                        BIO-REFERENCE LABORATORIES, INC.
                            481 EDWARD H. ROSS DRIVE
                         ELMWOOD PARK, NEW JERSEY 07407
                                  201-791-2600

                                   ----------

                                 PROXY STATEMENT

                                   ----------

                         ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 13, 2002

                                   ----------


     This Proxy Statement of Bio-Reference Laboratories, Inc., a New Jersey corporation (the "Company") is first being mailed to Stockholders on or about May 14, 2002 in connection with the solicitation of proxies by the Company's Board of Directors to be used at the Annual Meeting of Stockholders of the Company to be held on Thursday, June 13, 2002 at 9:00 A.M. (local time) at the Sheraton Crossroads Hotel, Crossroads Corporate Center, Route 17 North, Mahwah, New Jersey 07495-0001. Accompanying this Proxy Statement is a Notice of Annual Meeting of Stockholders, a form of Proxy, a copy of the Company's 2001 Annual Report and a copy of the Company's Quarterly Report on Form 10-Q for the quarter ended January 31, 2002 as filed with the Securities and Exchange Commission, each containing financial statements and related data.

     All proxies which are properly filled in, signed and returned to the Company prior to or at the Meeting will be voted in accordance with the instructions thereon. A proxy may be revoked by any stockholder giving the same prior to the exercise thereof by (a) written notice delivered to the Company's principal offices prior to the commencement of the Meeting, (b) providing a signed proxy bearing a later date, or (c) appearing in person and voting at the Meeting. The Company intends to vote executed but unmarked proxies in favor of Proposal One. Broker non-votes will be counted for purposes of determining a quorum but otherwise will be considered not represented with regard to voting on any matter with respect to which there is a broker non-vote. The Board has fixed the close of business on May 10, 2002 as the record date for the determination of stockholders who are entitled to notice of, and to vote at the meeting or any adjournment thereof.

     The expenses of preparing, assembling, printing and mailing the form of proxy and the material used in solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by use of the mails, the Company may utilize the services of some of its officers and regular employees (who will receive no additional compensation therefore) to solicit proxies personally, and by telephone. The Company has requested banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies and will reimburse such persons for their services in doing so. The cost of such additional solicitation incurred otherwise than by use of the mails is estimated not to exceed $10,000.

     At the record date, the Company had 11,256,918 shares of its Common Stock, $.01 par value (the "Common Stock") and 604,078 shares of its Series A Senior Preferred Stock ("Series A Preferred Stock") outstanding, the holders of which are each entitled to one vote per share. The presence in person or by proxy of at least a majority of the outstanding Common Stock and Series A Preferred Stock voting together as one class is necessary to constitute a quorum at the meeting. Election of directors (Proposal One) requires the affirmative vote of a majority of the votes cast on the Proposal by the holders of Common Stock and Series A Preferred Stock voting together as one class present in person or by proxy at the meeting.

     The following table sets forth information as of May 10, 2002 with respect to the ownership of Common Stock by (i) each person known by the Company to be the beneficial owner of more than 5% of its outstanding Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company, and (iv) all directors and executive officers as a group. The percentages have been calculated on the basis of treating as outstanding for a particular holder, all shares of Common Stock outstanding on said date owned by such holder and all shares of Common Stock issuable to such holder in the event of exercise or conversion of outstanding options, warrants and convertible securities including Series A Preferred Stock owned by such holder at said date which are exercisable or convertible within 60 days of such date.

NAME AND ADDRESS OF
BENEFICIAL OWNER
--------------------                                      SHARES OF
DIRECTORS AND                                            COMMON STOCK         PERCENTAGE
EXECUTIVE OFFICERS*                                  BENEFICIALLY OWNED(1)     OWNERSHIP
------------------                                   ---------------------    ----------
      Marc D. Grodman(2) ............................      1,677,845              14%
      Morton L. Topfer(3) ...........................      1,627,200              14%
      Howard Dubinett(4) ............................        481,001               4%
      Sam Singer(5) .................................        381,667               3%
      Gary Lederman(6) ..............................         37,200              --
      John Roglieri(7) ..............................         68,667               1%
      Executive Officers and Direcors as a group
      (six persons)(2)(3)(4)(5)(6)(7) ...............      4,273,580              35%

----------
* The address of all of the Company's directors and executive officers is c/o the Company, 481 Edward H. Ross Drive, Elmwood Park, New Jersey 07407.

(1) Except as otherwise noted, each holder named in the table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned.

(2)  Includes  888,500  shares owned  directly,  549,678  shares  issuable  upon conversion of Series A Preferred Stock and 4,000 shares issuable upon exercise of options. Also includes 141,667 shares owned directly and 54,000 shares issuable upon conversion of Series A Preferred Stock owned by Dr. Grodman's wife, Pam Grodman, and 40,000 shares owned by their minor children. Dr. Grodman disclaims beneficial ownership of these 235,667 shares.

(3) Includes an aggregate 1,615,200 shares owned individually or by CastleTop Capital Management, LP of which Morton L. Topfer is the Managing Director; and 12,000 shares issuable upon exercise of options.

(4) Includes 263,667 shares owned directly, and 217,334 shares issuable upon exercise of options.

(5) Includes 211,000 shares owned directly, and 170,667 shares issuable upon exercise of options.

(6) Includes 25,200 shares owned directly and 12,000 shares issuable upon exercise of options.

(7) Includes 56,667 shares owned directly and 12,000 shares issuable upon exercise of options.

     The Company's executive officers and directors and members of their immediate families owning and having the right to vote an aggregate 3,845,579 shares (32%) of the Company's outstanding Common Stock and Series A Preferred Stock on a combined basis have stated their intention to vote their shares FOR the nominees for election as directors (Proposal One)

                        ACTION TO BE TAKEN AT THE MEETING

                              ELECTION OF DIRECTORS
                                 (PROPOSAL ONE)

     The number of directors on the Company's Board of Directors is currently fixed at six. The Company's Certificate of Incorporation divides the Board of Directors into three classes. The members of each class of directors serve for staggered three-year terms. The Board is comprised of two Class I directors (Dr. Grodman and Mr. Dubinett), two Class II directors (Mr. Singer and Mr. Topfer) and two Class III directors (Dr. Roglieri and Mr. Lederman), whose terms expire upon the election and qualification of their successors at successive Annual Meetings to be held in 2002, 2003 and 2004 respectively. At each Annual Meeting of Stockholders, two directors comprising one class are elected for a full term of three years.

     Mr. Singer and Mr. Topfer (current Class II directors) are being proposed for re-election at this Annual Meeting of Stockholders, each to serve for a three-year term and until his successor is elected and qualifies. The shares represented by proxies will be voted in favor of the election as directors of Mr. Singer and Mr. Topfer who are the nominees of the Board of Directors for election, and authority to vote for their election as Class II directors shall be deemed granted unless specifically withheld. Management has no reason to believe that either or both of such nominees for the office of director will not be available for election as a director. However, should either or both of them become unwilling or unable to accept nomination for election, it is intended that the individuals named in the enclosed proxy may vote for the election of such other person or persons as Management may recommend. The Company does not have a nominating committee. During the twelve month period ended October 31, 2001, the Company's Board of Directors held a total of six meetings.

     The following table sets forth certain information with respect to each of the directors and executive officers of the Company.

            NAME          AGE    POSITION
            -----         ---    --------
Marc D. Grodman, M.D. ...  50      Chairman of the Board, President,
                                      Chief Executive Officer and Director
Morton L. Topfer (a).....  65      Vice Chairman of the Board and Director
Howard Dubinett..........  50      Executive Vice President, Chief Operating
                                      Officer and Director
Sam Singer...............  58      Vice President, Chief Financial Officer,
                                      Chief Accounting Officer and Director
Gary Lederman, Esq. (b)..  67      Director
John Roglieri, M.D. (a)..  62      Director

----------
(a)  Member of the Audit Committee

(b)  Chairman of the Audit Committee

     The Audit Committee confers with the Company's auditors and reviews, evaluates and advises the Board of Directors concerning the adequacy of the Company's accounting systems, its financial reporting practices, the maintenance of its books and records and its internal controls. In addition, the Audit Committee reviews the scope of the audit of the Company's financial statements and the results thereof. See the Audit Committee Report herein.

     The Company does not have an Executive Committee. Officers are elected by and hold office at the discretion of the Board of Directors.

     The following is a brief account of the business experience of each director including each nominee for director of the Company.

     Marc D. Grodman, M.D. founded the Company in December 1981 and has been its Chairman of the Board, President, Chief Executive Officer and a Director since its formation. Dr. Grodman is an Assistant Professor of

Clinical Medicine at Columbia University College of Physicians and Surgeons and Assistant Attending Physician at Presbyterian Hospital, New York City. From 1980 to 1983, Dr. Grodman attended the Kennedy School of Government at Harvard
University and was a Primary Care Clinical Fellow at Massachusetts General Hospital. From 1982 to 1984, he was a medical consultant to the Metal Trades Department of the AFL-CIO. Dr. Grodman received a B.A. degree from the University of Pennsylvania in 1973 and an M.D. degree from Columbia University College of Physicians and Surgeons in 1977. Except for his part time duties as Assistant Professor of Clinical Medicine and Assistant Attending Physician at Columbia University and Presbyterian Hospital and his rendering of medical services on a part time basis to the Uniformed Firefighters Association of New York City, Dr. Grodman devotes all of his working time to the business of the Company.

     Morton L. Topfer became a director of the Company in May 2001 and was elected vice chairman of the board in March 2002. Mr. Topfer, who holds a bachelor's degree in physics from Brooklyn College, was awarded an honorary doctorate in engineering from Polytechnic Institute of New York in June 2000. Mr. Topfer currently serves both as counselor to the chief executive officer of Dell Computer Corporation ("Dell") and as a member of Dell's board of directors. Prior to being elected to his current position at Dell in December 1999, Mr. Topfer served as Dell's vice chairman for five years. In that position, Mr. Topfer shared the office of Chief Executive Officer with Michael S. Dell, Dell's chairman and CEO and Kevin B. Rollins, Dell's vice chairman. Prior to joining Dell in May 1994, Mr. Topfer served as corporate executive vice president of Motorola, Inc. and president of Motorola's Land Mobile Products Sector. Mr. Topfer was employed in various managerial and executive capacities during his 23-year career at Motorola. Before joining Motorola in 1971, Mr. Topfer spent eleven years with RCA Laboratories in various research and development management positions. In July 1996, Mr. Topfer was conferred the Darjah Johan Negeri Penang State Award by the Governor of Penang for his contributions to the development of the electronics industry in Malaysia. In addition to his serving as a director of the Company and of Dell, Mr. Topfer also currently serves as a director of two other publicly owned corporations; Alliance Gaming Corp., a Las Vegas, Nevada manufacturer of gaming equipment, and Crossroads Systems, Inc., an Austin, Texas manufacturer of telecommunications equipment.

     Howard Dubinett has been the Executive Vice-President and Chief Operating Officer of the Company since its formation in 1981. He became a Director of the Company in April 1986. Mr. Dubinett attended Rutgers University. Mr. Dubinett devotes all of his working time to the business of the Company.

     Sam Singer has been the Company's Vice President and Chief Financial Officer since October 1987 and a Director since November 1989. He is responsible for all of the Company's financial activities. Mr. Singer was the Controller for Sycomm Systems Corporation, a data processing and management consulting company, from 1981 to 1987, prior to joining the Company. He received a B.A. degree from Strayer University and an M.B.A. from Rutgers University. Mr. Singer devotes all of his working time to the business of the Company.

     Gary Lederman, Esq. became a director of the Company in May 1997. He received his B.A. degree from Brooklyn College in 1954 and his J.D. degree from NYU Law School in 1957. He was manager of Locals 370, 491 and 662 of the U.F.C.W. International Union from 1961 to 1985. He is retired from the unions and has been a lecturer at Queensboro Community College in the field of insurance. He currently serves on an institutional review board for RTL, a pharmaceutical drug testing laboratory.

     John Roglieri, M.D. became a Director of the Company in September 1995. He is an Assistant Professor of Clinical Medicine at Columbia University College of Physicians and Surgeons and an Assistant Attending Physician at Presbyterian Hospital, New York City. Dr. Roglieri received a B.S. degree in Chemical Engineering and a B.A. degree in Applied Sciences from Lehigh University in 1960, an M.D. degree from Harvard Medical School in 1966, and a Master's degree from Columbia University School of Business in 1978. From 1969 until 1971, he was a Senior Assistant Surgeon in the U.S. Public Health Service in Washington. From 1971 until 1973 he was a Clinical and Research Fellow at Massachusetts General Hospital. From 1973 until 1975, he was Director of the Robert Wood
Johnson Clinical Scholars program at Columbia University. In 1975 he was appointed Vice-President Ambulatory Services at Presbyterian Hospital, a position which he held until 1980. Since 1980, he has maintained a private practice of internal medicine at Columbia-Presbyterian Medical Center. From 1988 until 1992, he was also Director of the Employee Health Service at Presbyterian Hospital. From 1992 through 1999, Dr. Roglieri was the Corporate Medical
Director of NYLCare, a managed care subsidiary of New York Life. Dr. Roglieri was chief medical officer of Physician WebLink, a national physician practice management company, from 1999 to 2000. Since 2001, he has been Medical Director for New York Life Insurance Company in Manhattan. He is a member of advisory boards to several pharmaceutical companies, a member of the Editorial Advisory Board of the journals Managed Care and Seminars in Medical Practice, and a biographee of Who's Who in America.

     There are no family relationships between or among any directors or executive officers of the Company.

COMPLIANCE WITH SECTION 16 (A) OF THE EXCHANGE ACT

     Based solely on a review of Forms 3 and 4 and any amendments thereto furnished to the Company pursuant to Rule 16a-3(e) under the Securities Exchange Act of 1934, or representations that no Forms 5 were required, the Company believes that with respect to fiscal 2001, its officers, directors and beneficial owners of more than 10% of its equity securities timely complied with all applicable Section 16(a) filing requirements except for one inadvertent late filing of a Form 4 by Dr. Roglieri.

                  INFORMATION REGARDING EXECUTIVE COMPENSATION

     The following table sets forth information concerning the compensation paid or accrued by the Company during the year ended October 31, 2001 to its Chief Executive Officer and its other executive officers who were serving as executive officers of the Company on October 31, 2001. All of the Company's group life, health, hospitalization or medical reimbursement plans, if any, do not discriminate in scope, terms or operation in favor of the executive officers or directors of the Company and are generally available to all salaried employees.

                                            SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM
                                         ANNUAL COMPENSATION                         COMPENSATION
                                  ---------------------------------  --------------------------------------------
                          YEAR                            OTHER      RESTRICTED
NAME AND                  ENDED                           ANNUAL       STOCK      OPTIONS     LTIP    ALL OTHER
PRINCIPAL POSITION        10/31    SALARY      BONUS   COMPENSATION    AWARDS      (SARS)   PAYOUTS  COMPENSATION
------------------        -----    ------      -----   ------------  ----------   --------  -------  ------------
Marc D. Grodman M.D.      2001    $415,921   $125,000     $-0-         -0-          -0-       $-0-       $-0-
 President and Chief      2000    $366,921   $125,000     $-0-         -0-          -0-       $-0-       $-0-
 Executive Officer        1999    $306,557   $125,000     $-0-         -0-          -0-       $-0-       $-0-

Howard Dubinett           2001    $182,004   $ 60,000     $-0-         -0-          -0-       $-0-       $-0-
 Executive Vice           2000    $160,004   $ 60,000     $-0-         -0-          -0-       $-0-       $-0-
 President and Chief      1999    $160,004   $ 60,000     $-0-         -0-          -0-       $-0-       $-0-
 Operating Officer

Sam Singer                2001    $171,004   $ 60,000     $-0-         -0-          -0-       $-0-       $-0-
 Vice President and       2000    $160,004   $ 60,000     $-0-         -0-          -0-       $-0-       $-0-
 Chief Financial and      1999    $158,002   $ 60,000     $-0-         -0-          -0-       $-0-       $-0-
 Accounting Officer

EMPLOYMENT AGREEMENTS WITH EXECUTIVE OFFICERS

     On May 13, 1997, Dr. Grodman agreed to the terms of a new employment agreement pursuant to which he would serve as president and chief executive officer devoting at least 90% of his working time to the business of the Company. The agreement provides (i) for a seven-year term commencing November 1, 1997; (ii) a minimum annual Base Compensation consisting of salary and bonus in the aggregate amount of $395,000 subject to increases based on increases in the Consumer Price Index as well as increases at the discretion of the board of directors; (iii) typical health insurance coverage and an initial $2,000,000 face amount of "split dollar" life insurance insuring Dr. Grodman's life and payable to his estate (excluding benefits required to be paid to the

Company pursuant to the split dollar plan) which amount was increased to $4,000,000 during fiscal year 1999; (iv) the leasing of an automobile for his use; (v) participation in fringe benefit, bonus, pension, profit sharing, and similar plans maintained for the Company's employees; (vi) disability benefits;
(vii) certain termination benefits; and (viii) in the event of termination due to a change in control of the Company, a severance payment equal to 2.99 times Dr. Grodman's average annual compensation during the preceding five years.

     In consideration for Dr. Grodman's acceptance of the terms of the employment agreement, the board of directors authorized the issuance to Dr. Grodman of (a) 300,000 shares of the Company's Common Stock, partially subject to forfeiture, (b) five-year incentive stock options ("ISOs") exercisable to purchase 100,000 shares of Common Stock at $.790625 per share, and (c) ten-year non-qualified stock options ("NQOs") exercisable to purchase 200,000 shares of Common Stock at $.71875 per share. The ISOs were only exercisable while Dr. Grodman is employed by the Company. The NQOs would expire if Dr. Grodman's employment agreement was terminated by the Company "For Cause" or at his option, "Without Good Reason." During the fiscal year ended October 31, 2001, Dr. Grodman exercised his 200,000 NQOs and in May 2002, exercised his 100,000 ISOs. See "Stock Options."

     The 300,000 shares of Common Stock issued to Dr. Grodman were forfeitable in part on the following basis if his employment agreement was terminated by the Company "For Cause" or at Dr. Grodman's option "Without Good Reason."

              IF TERMINATION "FOR CAUSE"
               OR "WITHOUT GOOD REASON"
              OCCURS DURING THE FOLLOWING                 NUMBER OF SHARES
                       PERIODS                                FORFEITED
              ---------------------------                 ----------------
            May 1, 1997 through April 30, 1998 .........    225,000 shs.
            May 1, 1998 through April 30, 1999 .........    150,000 shs.
            May 1, 1999 through April 30, 2000 .........     75,000 shs.

     Dr. Grodman continues to be employed by the Company at the date of this Proxy Statement so that the forfeiture provisions are no longer applicable.

     Also on May 13, 1997, Mr. Dubinett agreed to the terms of a new employment agreement pursuant to which he would serve as executive vice president and chief operating officer of the Company. The agreement provides (i) for a five and one-half year term commencing May 1, 1997; (ii) a minimum annual Base Compensation commencing November 1, 1997 consisting of salary and bonus in the aggregate amount of $220,000 subject to increases based on increases in the Consumer Price Index as well as increases at the discretion of the board of directors; (iii) typical health insurance coverage and $500,000 face amount of "split dollar" life insurance insuring Mr. Dubinett's life and payable to his estate (excluding benefits required to be paid to the Company pursuant to the split dollar plan) which amount was increased to $1,000,000 during fiscal year 1999; (iv) the leasing of an automobile for his use; (v) participation in fringe benefit, bonus, pension, profit sharing, and similar plans maintained for the Company's employees; (vi) disability benefits; (vii) certain termination benefits; and (viii) in the event of termination due to a change in control of the Company, a severance payment equal to 2.99 times Mr. Dubinett's average annual compensation during the preceding five years.

     In consideration for Mr. Dubinett's acceptance of the terms of the employment agreement, the Board of Directors authorized the issuance to Mr. Dubinett of (a) 240,000 shares of the Company's Common Stock, partially subject to forfeiture and (b) ten-year ISOs exercisable to purchase 60,000 shares of Common Stock at $.71875 per share. The ISOs are only exercisable while Mr. Dubinett is employed by the Company.

     The 240,000 shares of Common Stock issued to Mr. Dubinett. were forfeitable in part on the following basis if his employment agreement was terminated by the Company "For Cause" or at Mr. Dubinett's option "Without Good Reason."

              IF TERMINATION "FOR CAUSE"
               OR "WITHOUT GOOD REASON"
              OCCURS DURING THE FOLLOWING                 NUMBER OF SHARES
                       PERIODS                                FORFEITED
              ---------------------------                 ----------------
      May 1, 1997 through April 30, 1998 ...............    180,000 shs.
      May 1, 1998 through April 30, 1999 ...............    120,000 shs.
      May 1, 1999 through April 30, 2000 ...............     60,000 shs.

     Mr. Dubinett continues to be employed by the Company at the date of this Proxy Statement so that the forfeiture provisions are no longer applicable.

     Also on May 13, 1997, Mr. Singer agreed to the terms of a new employment agreement pursuant to which he would serve as vice president and chief financial officer of the Company. The agreement provides (i) for a five and one-half year term commencing May 1, 1997; (ii) a minimum annual Base Compensation commencing November 1, 1997 consisting of salary and bonus in the aggregate amount of $220,000 subject to increases based on increases in the Consumer Price Index as well as increases at the discretion of the board of directors; (iii) typical health insurance coverage and $400,000 face amount of "split dollar" life insurance insuring Mr. Singer's life and payable to his estate (excluding benefits required to be paid to the Company pursuant to the split dollar plan) which amount was increased to $800,000 during fiscal year 1999; (iv) the leasing of an automobile for his use; (v) participation in fringe benefit, bonus, pension, profit sharing, and similar plans maintained for the Company's employees; (vi) disability benefits; (vii) certain termination benefits; and
(viii) in the event of termination due to a change in control of the Company, a severance payment equal to 2.99 times Mr. Singer's average annual compensation during the preceding five years.

     In consideration for Mr. Singer's acceptance of the terms of the employment agreement, the Board of Directors authorized the issuance to Mr. Singer of (a) 200,000 shares of the Company's Common Stock, partially subject to forfeiture and (b) ten-year ISOs exercisable to purchase 50,000 shares of Common Stock at $.71875 per share. The ISOs are only exercisable while Mr. Singer is employed by the Company.

     The 200,000 shares of Common Stock issued to Mr. Singer were forfeitable in part on the following basis if his employment agreement was terminated by the Company "For Cause" or at Mr. Singer's option "Without Good Reason."

               IF TERMINATION "FOR CAUSE"
               OR "WITHOUT GOOD REASON"
              OCCURS DURING THE FOLLOWING                 NUMBER OF SHARES
                       PERIODS                                FORFEITED
              ---------------------------                 ----------------
      May 1, 1997 through April 30, 1998 ...............    150,000 shs.
      May 1, 1998 through April 30, 1999 ...............    100,000 shs.
      May 1, 1999 through April 30, 2000 ...............     50,000 shs.

     Mr. Singer continues to be employed by the Company at the date of this Proxy Statement so that the forfeiture provisions are no longer applicable.

STOCK OPTIONS

     At November 1, 2000, Dr. Grodman held ISOs exercisable to purchase 100,000 shares of the Company's Common Stock at an exercise price of $.790625 per share and NQOs exercisable to purchase 200,000 shares of Common Stock at an exercise price of $.71875 per share. At said date, Mr. Dubinett held ISOs exercisable to purchase an aggregate 213,334 shares of Common Stock and Mr. Singer held ISOs exercisable to purchase 166,667 shares of Common Stock. All of Mr. Dubinett and Mr. Singer's ISOs were exercisable at a price of $.71875 per share. No stock options were granted during fiscal 2001 to any of the Company's three executive officers.

     In April 2001, Dr. Grodman exercised his NQOs and purchased 200,000 shares of the Company's Common Stock at an exercise price of $.71875 per share. In May 2002, he exercised his ISOs and purchased 100,000 shares of the Company's Common Stock at an exercise price of $.790625 per share.

     The following table sets forth certain information concerning unexercised options at October 31, 2001 for each of the executive officers named in the "Summary Compensation Table." As described above, Dr. Grodman exercised 200,000 options in fiscal 2001.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                                     SHARES OF COMMON STOCK  VALUE OF UNEXERCISED
                                 SHARES OF COMMON STOCK              UNDERLYING UNEXERCISED      IN-THE-MONEY
                                 ACQUIRED UPON EXERCISE     VALUE       OPTIONS AT 2001         OPTIONS AT 2001
NAME                                 IN FISCAL 2001       REALIZED       FISCAL YEAR-END      FISCAL YEAR-END(d)
-----                            ----------------------   --------   ----------------------  --------------------
Marc D. Grodman................            200,000          $68,250(a)      100,000(b)              $420,938
Howard Dubinett................               --               --           213,334(c)               913,336
Sam Singer.....................               --               --           166,667(c)               499,481

----------
(a) Based upon the difference between the last sales price for the Common Stock on NASDAQ on April 10, 2001 (the date of exercise) and the exercise price.

(b) In May 2002, Dr. Grodman exercised these options and purchased the underlying 100,000 shares.

(c)  All of these options are currently exercisable.

(d) Based upon the difference between the last sales price for the Common Stock on NASDAQ on October 31, 2001 and the exercise price.

     On June 28, 2001, the Board of Directors granted options to each of its three non-employee directors. Each director was granted five-year options exercisable to purchase 8,000 shares of Common Stock at an exercise price of $3.14 per share (the last sale price for the Common Stock on NASDAQ on the immediately preceding day). During fiscal 2001, one non-employee director, John Roglieri, exercised previously granted options and purchased 10,000 shares of Common Stock at $.71875 per share.

     On January 16, 2002, the Board of Directors granted options to each of its six directors. Each director was granted five year options exercisable to purchase 4,000 shares of Common Stock at an exercise price of $6.80 per share (the last sale price for the Common Stock on NASDAQ on said date).

DIRECTORS' COMPENSATION

     Directors who are not Company employees are also paid a $1,000 per quarter director's fee. During fiscal year 2001, the Company issued 8,000 options to each non-employee director as described above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In July 1989, the Company discontinued the operation of its Med-Mobile Division. At such time, Marc D. Grodman, as the Associated Physician, was indebted to the Company in the amount of $235,354 in connection with the operation of this division. Pursuant to an October 1, 1989 Settlement Agreement, Dr. Grodman issued a $235,354 promissory note to the Company bearing interest at 10% per annum and payable at the rate of $50,000 per annum in payment of this indebtedness. On April 30, 1992, the Board of Directors amended this agreement in consideration for Dr. Grodman's personal guarantee of the Company's $2,500,000 financing arrangement with Towers Financial Corporation, suspending all rental and interest charges for periods subsequent to November 1, 1991. As of October 31, 2001, the remaining balance owed by Dr. Grodman totaled $8,918.

     On April 20, 1993, in order to facilitate the Company's 1993 proposed public offering, Dr. Grodman canceled his pro rata option contained in his employment agreement and all other outstanding options and warrants to purchase shares of Common Stock held by Dr. Grodman, his wife and an affiliated entity (the "Grodman Group") exercisable to purchase an aggregate 604,078 shares of Common Stock at prices ranging from $1.4438 to $1.50 or an average price of $1.47 per share, in consideration for the issuance to the Grodman Group of 604,078 shares of a new class of senior preferred stock, $.10 par value per share ("Senior Preferred Stock"). Each share of Senior Preferred Stock had the same voting rights (one vote per share), dividend rights and liquidation rights as each share of Common Stock and for a period of ten years after issuance, was convertible into one share of Common Stock upon payment of a conversion price of $1.50 per share. The 604,078 shares of Senior Preferred Stock were issued to the Grodman Group on August 23, 1993.

     On May 13, 1997 pursuant to a recapitalization, the Senior Preferred Stock was retired in exchange for a new class of Series A Senior Preferred Stock issued to the Grodman Group. The new Series A Preferred Stock is convertible into an aggregate 604,078 shares of Common Stock on or before May 1, 2007 at a conversion price of $.75 per share and has the same voting rights (one vote per share), dividend rights and liquidation rights as each share of Common Stock.

     On January 4, 2001, the Board of Directors approved the issuance of 20,000 shares of Common Stock to a non-employee director, John Roglieri, for consulting services he rendered to the Company. The last sale price for the Common Stock on NASDAQ on the immediately preceding trading day was $1.56 per share.

     See "Stock Options" as to the exercise by Marc D. Grodman and by John Roglieri during fiscal 2001 of NQOs to purchase 200,000 shares and 10,000 shares of Common Stock, respectively. These NQOs were granted in fiscal 1997 and were exercised at a price of $.71875 per share. Also see "Stock Options" as to the exercise by Dr. Grodman in May 2002 of ISOs also granted in fiscal 1997 to purchase 100,000 shares of Common Stock at $.790625 per share.

     In the second quarter of fiscal 2001, the Company executed a Joint Marketing Agreement with a prescription benefit manager which provides prescription benefit management services to more than 100 Health and Welfare funds. The chairman of the board of the prescription benefit manager is the brother of Marc D. Grodman, the Company's chief executive officer. Previously, the prescription benefit manager had transmitted certain Data and Support Data to the Company to assist in the development of its PSIMedica products. Pursuant to the Joint Marketing Agreement, the prescription benefit manager agreed to assist the Company over the next five years in obtaining contracts for the sale of the Company's PSIMedica programs to its customers and to continue to provide customer data and support data to the Company on an on-going basis. In consideration therefore, on March 28, 2001, the Board of Directors approved the issuance of 220,000 shares of Common Stock to the prescription benefit manager. The last sale price for the Common Stock on NASDAQ on the immediately preceding trading day was $1.03 per share. To date, PSIMedica has generated minimal revenues.

     On May 14, 2001, pursuant to a Stock Purchase Agreement, the Company completed the sale of 1,500,000 shares of its Common Stock to an affiliated entity of Morton L. Topfer at a purchase price of $1.00 per share or $1,500,000 in the aggregate. In connection with the transaction, Mr. Topfer agreed to serve as a member of the Company's Board of Directors. He was elected to the Board on May 23, 2001 replacing Frank DeVito who had resigned earlier. The Company granted Mr. Topfer two demand registration rights to register the shares for sale under the Securities Act of 1933 at the Company's expense during the four year period commencing one year after the Closing as well as certain rights to indemnification. On March 6, 2002, Mr. Topfer was elected vice chairman of the Board of Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     In fiscal 2001, the Company did not have a compensation committee. Compensation decisions regarding the executive officers of the Company were made by the members of the Board of Directors acting as a whole including the three executive officers, Dr. Grodman, Mr. Dubinett and Mr. Singer. No member of the Board votes with respect to his own compensation.

     On September 5, 2001, the Board of Directors established a compensation committee consisting of its three non-employee directors to serve commencing with fiscal year 2002.

                   BOARD OF DIRECTORS' REPORT ON COMPENSATION

     Through fiscal 2001, the Board of Directors, including the Company's three executive officers, were responsible for reviewing the compensation paid to the Company's executive officers, provided that none of the Company's executive officers could vote with respect to his own compensation package.

     In determining the compensation packages granted to the Company's three executive officers in fiscal 1997 and the bonuses awarded them with respect to fiscal 2001, the Board of Directors took into account the backgrounds, employment histories, achievements and prior compensation of Dr. Grodman, Mr. Dubinett and Mr. Singer, the benefits to be obtained by the Company from their employment in light of the current state of the medical testing laboratory industry, the Company's current status and its anticipated future development. The Board took into account information relating to compensation of principal officers of public and non-public corporations, both in the health field and in general. As a result, the Board determined that the base compensation provided by the employment packages for the three employees was generally in line with packages for comparable positions with comparable companies and that the upside potential in the packages was principally provided by the Restricted Stock issued, subject to forfeiture, and the Stock Options granted to each individual with benefits thereunder accruing to the individual only to the extent he remained employed by the Company with respect to the Restricted Stock and only to the extent the market price for the Common Stock increases over the exercise price of the options, with respect to the options. The Board also determined that the bonuses paid with respect to fiscal 2001 were reasonable in relationship to the services performed, the responsibilities assumed and the results obtained.

                                       Board of Directors

                                       Marc D. Grodman
                                       Morton L. Topfer
                                       Howard Dubinett
                                       Sam Singer
                                       Gary Lederman
                                       John Roglieri


                             AUDIT COMMITTEE REPORT

     The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. It is the responsibility of the Company's independent auditors to perform an independent audit of and express an opinion on the Company's financial statements. The Audit Committee's responsibility is one of review and oversight. In fulfilling its oversight responsibilities:

     (1)  The  Audit  Committee  of the  Board of  Directors  has  reviewed  and
          discussed  with  the  Company's   management  the  audited   financial
          statements.

     (2) The Audit Committee has discussed with Moore Stephens, P.C., the Company's independent auditors, the matters required to be discussed pursuant to the Codification of Statements on Auditing Standards, AU ss. 380, as modified or supplemented.

     (3) The Audit Committee has also received the written disclosures and the letter from Moore Stephens, P.C. required by the Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as modified or supplemented, and has discussed with Moore Stephens, P.C. the independence of that firm as the Company's auditors.

     (4) Based on the Audit Committee's review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended October 31, 2001, for filing with the Securities and Exchange Commission.

     On June 9, 2000, the Board of Directors formally adopted a written charter for the Audit Committee. Each of the Audit Committee members is independent, as defined in Rule 4200(a) of the National Association of Securities Dealers' listing standards.

                                       AUDIT COMMITTEE

                                          Gary Lederman, Chairman
                                          John Roglieri, Member
                                          Morton L. Topfer, Member


                             STOCK PRICE PERFORMANCE

     Set forth below is a line graph comparing the yearly cumulative total shareholder return on the Company's Common Stock for the five fiscal years ended October 31, 2001 based on the market price of the Common Stock, with the cumulative total return of companies in the S&P 500 Composite and with a peer group of fourteen publicly owned medical laboratories.

                      COMPARISON OF FIVE YEAR TOTAL RETURN
                      FOR BIO-REFERENCE LABORATORIES, INC.,
                              S&P 500 COMPOSITE AND
                          MEDICAL LABORATORY PEER GROUP

     [The following table represents the line chart in the printed piece.]


                          BIOREFERENCE LABS   S&P 500 INDEX      PEER GROUP
                          -----------------   -------------      ----------
          Oct. 96               100               100               100
          Oct. 97            106.27            132.11              89.8
          Oct. 98                75            161.17             69.64
          Oct. 99             64.58            202.54             95.23
          Oct. 00            133.33            214.87            310.37
          Oct. 01            333.33            161.36             337.1

     The Medical  Laboratory  peer group  consists of the  following  companies:
Ameripath, Inc., Athena Diagnostics Inc, Dianon Systems Inc, Dynacare Inc, Enzo Biochem Inc, Impath Inc, LabOne, Inc, Laboratory CP of Amer Holdgs, MDS Inc., Medtox Scientific Inc, Quest Diagnostics Inc, Specialty Laboratories Inc, US Diagnostics, Inc. and Unilab Corp.

                                    AUDITORS

     The firm of Moore Stephens, P.C., certified public accountants, has been selected by the Board of Directors to audit the accounts of the Company and its subsidiaries for the fiscal year ending October 31, 2002. Moore Stephens, P.C. and its predecessor firm have served as the Company's auditors since 1988. Representatives of such firm are not expected to be present at the June 13, 2002 Annual Meeting of Stockholders.

AUDIT FEES

     Moore Stephens, P.C. billed the Company $76, 550 for professional services rendered in connection with the audit of the Company's annual financial statements for the fiscal year ended October 31, 2001 and the review of the financial statements included in the Company's quarterly reports on Form 10-Q for such fiscal year.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     Moore Stephens, P.C. did not render services to the Company during fiscal year 2001 relating to financial information systems design or implementation.

ALL OTHER FEES

     Moore Stephens, P.C. also billed the Company $9,940 for all other professional services rendered with respect to fiscal year 2001, primarily for tax return preparation services.

STOCKHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

     Under current rules of the Securities and Exchange Commission, stockholders wishing to submit proposals for inclusion in the Proxy Statement of the Board of Directors for the 2002 Annual Meeting of Stockholders (expected to be held during the first half of calendar 2003), must submit such proposals so as to be received by the Company at 481 Edward H. Ross Drive, Elmwood Park, New Jersey 07407 on or before February 28, 2003.


                                  OTHER MATTERS

     Management does not know of any other matters which are likely to be brought before the Meeting. However, in the event that any other matters properly come before the Meeting, the persons named in the enclosed proxy will vote said proxy in accordance with their judgment in said matters.

     According to SEC rules, the information presented in this Proxy Statement under the captions "Board of Directors' Report on Compensation" and "Stock Price Performance" will not be deemed to be "soliciting material" or deemed filed with the SEC under the Securities Act of 1933 or the Securities Exchange Act of 1934, and nothing contained in any previous filings made by the Company under such Acts shall be interpreted as incorporating by reference the information presented under said specified captions.

                                       By Order of the Board of Directors




                                                Marc D. Grodman
                                                   PRESIDENT
Elmwood Park, New Jersey
May 10, 2002

                        BIO-REFERENCE LABORATORIES, INC.
                                      PROXY
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

KNOW ALL MEN BY THESE PRESENTS, that the undersigned stockholder of Bio-Reference Laboratories, Inc. hereby appoints Marc D. Grodman and Howard Dubinett, and each of them, as proxies, with full power of substitution, to vote, as designated below, on behalf of the undersigned the number of votes to which the undersigned is entitled, at the Annual Meeting of Stockholders of Bio-Reference Laboratories, Inc., to be held on Thursday, June 13, 2002 at 9:00 a.m. (local time) at the Sheraton Crossroads Hotel, Crossroads Corporate Center, Route 17 North, Mahwah, New Jersey 07495-0001, or at any adjournments thereof:

              (Continued, and to be dated and signed on other side)

                           PLEASE DATE, SIGN AND MAIL
                           YOUR PROXY CARD AS SOON AS
                                    POSSIBLE.

                        ANNUAL MEETING OF STOCKHOLDERS OF
                        BIO-REFERENCE LABORATORIES, INC.

                                  JUNE 13, 2002

                 Please Detach and Mail in the Envelope Provided
--------------------------------------------------------------------------------


          Please mark your
A [X]     votes as in this
          example using dark
          ink only.

                                                                    WITHHOLD
                                                          FOR      AUTHORITY

(1)  ELECTION OF CLASS II DIRECTORS (PROPOSAL ONE)        / /         / /



TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THE NOMINEE'S NAME IN THE SPACE PROVIDED BELOW:


---------------------------------------


Nominees: Sam Singer
         Morton L. Topfer

                                                      FOR     AGAINST    ABSTAIN

(2)  IN THEIR DISCRETION WITH RESPECT TO ANY OTHER    / /       / /       / /
     MATTERS THAT MAY PROPERLY COME BEFORE THE
     MEETING OR ANY ADJOURNMENT THEREOF.

Unless a contrary direction is indicated, the shares represented by this proxy will be voted for all nominees for directors named in the proxy enclosed with this card; if specific instructions are indicated, the proxy will be voted in accordance with such instructions. In addition, discretionary authority is conferred as to all other matters that may come before the meeting unless such authority is specifically withheld.


Signature                  Date        Signature                  Date
         ------------------    --------         ------------------    ----------
           TITLE, IF ANY                         IF HELD JOINTLY

NOTE: If signing for estates, trusts or corporations, title or capacity should be stated. If shares are held jointly, each holder should sign.